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                     April 8, 2022

       Giovanni Caforio, M.D.
       Chairman and Chief Executive Officer Officer
       Bristol-Myers Squibb Company
       430E. 29th Street, 14FL
       New, York, New York 10016

                                                        Re: Bristol-Myers
Squibb Company
                                                            Form 10-K for
Fiscal Year Ended December 31, 2020
                                                            Filed February 10,
2021
                                                            File No. 001-01136

       Dear Dr. Caforio:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences